UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐	Soliciting Material Pursuant to Section 240.14a-12
Introgen Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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INTROGEN THERAPEUTICS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 30, 2007
To Introgen’s Stockholders:
     We cordially invite you to attend Introgen’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 30, 2007 at 9:00 a.m., local time, at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027.
     At the Annual Meeting we will vote on proposals to:
1.	Elect two (2) Class I directors to the Board of Directors, each to serve a term of three (3) years;

2.	Ratify the appointment of Ernst & Young LLP as Introgen’s independent registered public accounting firm for the current fiscal year ending December 31, 2007; and

3.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
     Stockholders who owned stock at the close of business on April 2, 2007 may attend and vote at the Annual Meeting. If you cannot attend the Annual Meeting, you may vote electronically using the Internet or by telephone, in each case as instructed on the enclosed Proxy Card, or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any stockholder attending the Annual Meeting may vote in person, even though he or she has already returned a Proxy Card.

Sincerely,
/s/ RODNEY VARNER
Rodney Varner
Secretary

INTROGEN THERAPEUTICS, INC.
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
     The Board of Directors (the “Board”) of Introgen Therapeutics, Inc. is soliciting proxies for our 2007 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement (the “Proxy Statement”) contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. All references in this Proxy Statement to “we,” “us,” “our,” “Introgen” or the “Company” shall mean Introgen Therapeutics, Inc.
     A proxy card (the “Proxy Card”), the Notice of Annual Meeting of Stockholders (the “Notice”) and a copy of the 2006 Annual Report to Stockholders (the “Annual Report”) are enclosed. Our Annual Report can also be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations.
     This Proxy Statement and the enclosed Notice, Annual Report and Proxy Card are being distributed on or about April 26, 2007.

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of our Board. We are providing these proxy materials to you in connection with our Annual Meeting, to be held on Wednesday, May 30, 2007 at 9:00 a.m., local time, at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027. As a Company stockholder you are invited to attend the Annual Meeting and are entitled to vote and requested to vote on the proposals described in this Proxy Statement.

Q:	What is the record date for the Annual Meeting and how many shares of Introgen’s common stock were outstanding on the record date?

A:	Our Board has set April 2, 2007 as the record date for the Annual Meeting. On April 2, 2007 approximately 43,699,601 shares of our common stock were outstanding.

Q:	Who is entitled to vote and how many votes do I have?

A:	All stockholders who owned shares of our common stock on April 2, 2007 are entitled to vote at the Annual Meeting. Every stockholder is entitled to one (1) vote for each share of common stock held.

Q:	How do I vote?

A:	You may vote:
•	in person by attending the Annual Meeting;

•	by completing and returning your proxy by mail;

•	electronically using the Internet; or

•	by telephone.

To vote your proxy by mail, mark your vote on the enclosed Proxy Card, then follow the directions on the Proxy Card. To vote your proxy using the Internet, see the instructions on the Proxy Card and have the Proxy Card available when you access the Internet website. The Introgen voting page will prompt you to enter your control number, then follow the instructions to record your vote. To vote your proxy using the telephone, see the instructions on the Proxy Card and have the Proxy Card available during the call. If you send in your card but do not mark any selections, your shares will be voted as recommended by our Board. Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

Q:	If my shares are held by my broker in street name will my broker vote my shares for me?

A:	Your broker will only vote your shares if you follow the instructions provided to you by your broker or if the proposal is a matter on which your broker has discretion to vote, such as the election of directors and the ratification of the appointment of the independent registered public accounting firm.

Q:	Can I change my vote?

A:	You can revoke your proxy before the time of voting at the Annual Meeting in several ways:
•	by mailing a revised proxy dated later than the prior proxy;

•	by voting again at the Internet website;

•	by voting again using the telephone;

•	by voting in person at the Annual Meeting; or

•	by notifying our corporate secretary in writing that you are revoking your proxy.
Your revocation must be received before the Annual Meeting to be counted.

Q:	What constitutes a “quorum” for the Annual Meeting?

A:	At least a majority of the shares of our common stock outstanding as of the record date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy via mail, Internet or telephone. Abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	For Proposal I, the election of directors, the two (2) individuals receiving the highest number of “FOR” votes will be elected. To pass, Proposal II, the ratification of the appointment of the independent registered public accounting firm, requires the affirmative “FOR” vote of at least a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote.

Q:	How are votes counted?

A:	For Proposal I, you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name (this is called “street name”) and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.
For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II, it has the same effect as a vote against the proposal. If you hold your shares in a “street name” and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.
Finally, if you just sign and return your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	Who pays for the solicitation of proxies?

A:	We pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile, without additional compensation.

Q:	How does the Board recommend voting on the proposals?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and file the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007.

Q:	When are the stockholder proposals for the 2008 Annual Meeting of Stockholders due?

A:	We anticipate holding our 2008 Annual Meeting of Stockholders on or about May 28, 2008. Stockholder proposals for our 2008 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on December 28, 2007. In addition, notice of any stockholder proposals must be given in accordance with our Bylaws and all other applicable requirements including the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). If a stockholder fails to give notice of a stockholder proposal by December 28, 2007 and as required by our Bylaws or other applicable requirements, then the proposal will not be included in the Proxy Statement for the 2008 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2008 Annual Meeting of Stockholders.

Q:	Where are Introgen’s principal executive offices?

A:	Our principal executive offices are located at 301 Congress Avenue, Suite 1850, Austin, Texas 78701. Our telephone number is (512) 708-9310.

SECURITY OWNERSHIP
     The following table sets forth the beneficial ownership of our common stock as of March 31, 2007 by (i) all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be the beneficial owners of more than 5% of our common stock and based on the records of Computershare Trust Company, N.A., our transfer agent, (ii) each director, (iii) each of the executive officers, and (iv) all current directors and executive officers as a group.
     Except as otherwise noted, and subject to applicable community property laws, the persons named in this table have, to our knowledge, sole voting and investment power for all of the shares of common stock held by them.
     This table lists applicable percentage ownership based on 43,699,601 shares of common stock outstanding as of March 31, 2007. Options to purchase shares of our common stock that are exercisable within 60 days of March 31, 2007 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.
     Unless otherwise indicated, the address for each stockholder on this table is c/o Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701.

Beneficial Owner	Shares Beneficially Owned	Percent Beneficially Owned
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	4,056,250	9.28%
SMALLCAP World Fund, Inc.(1) 333 South Hope Street Los Angeles, CA 90071	2,677,100	6.13%
Colgate-Palmolive Company(2) 300 Park Avenue New York, NY 10022	3,610,760	8.26%
FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	4,359,120	9.98%
John N. Kapoor, Ph.D.(4)	3,514,276	8.01%
David G. Nance(5)	3,647,481	8.10%
William H. Cunningham, Ph.D.(6)	316,900	*
Charles E. Long(7)	327,900	*
S. Malcolm Gillis, Ph.D.(8)	145,100	*
Peter Barton Hutt(9)	100,300	*
James W. Albrecht, Jr.(10)	388,388	*
J. David Enloe, Jr.(11)	314,900	*
David L. Parker, Ph.D., J.D. (12)	386,099	*
Robert E. Sobol, M.D.(13)	338,985	*
Max W. Talbott, Ph.D.(14)	246,250	*
All directors and executive officers as a group (11 people)(15)	9,726,579	20.57%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Based on Form 13G filed jointly by Capital Research and Management Company and SMALLCAP World Fund, Inc. with the Commission on December 29, 2006.

(2)	Based on Form 13G filed by Colgate-Palmolive Company (“C-P”) with the Commission on November 8, 2005. We have entered into a voting agreement with C-P covering the shares set forth in the table above. Unless earlier terminated, this voting agreement shall terminate and be of no further force or effect at such time as none of C-P or any of its affiliates beneficially owns any of the shares covered by the agreement.

(3)	Based on Form 13G/A filed by FMR Corp. with the Commission on February 14, 2007.

(4)	Consists of 45,900 shares held by Dr. Kapoor, 202,109 shares held by EJ Financial Enterprises, Inc., 3,099,067 shares held by EJ Financial/Introgen Management L.P. and 167,200 shares held by Dr. Kapoor subject to stock options that are exercisable within 60 days of March 31, 2007. EJ Financial/Introgen Management L.P. is controlled by its general partner, EJ Financial Enterprises, Inc. Dr. Kapoor is President, Chairman of the board of directors and sole shareholder of EJ Financial Enterprises, Inc. By virtue of his control of EJ Financial Enterprises, Inc., Dr. Kapoor holds the right to vote for and has dispositive control over the shares held by EJ Financial/Introgen Management L.P. Dr. Kapoor disclaims beneficial ownership of the shares held by EJ Financial/Introgen Management L.P except to the extent of his pecuniary interest therein.

(5)	Consists of 79,186 shares held by Mr. Nance, 1,346,979 shares held by Developtech Resource Corporation, 18,130 shares held by Domecq Technologies, Inc., 850,496 shares held by Debouchement, Ltd., and 1,352,690 shares held by Mr. Nance subject to stock options that are exercisable within 60 days of March 31, 2007. Mr. Nance is President and Chief Executive Officer of Developtech Resource Corporation, Domecq Technologies, Inc. and Debouchement, Ltd. Solely by virtue of his position as President and Chief Executive Officer of Developtech Resource Corporation and Debouchement, Ltd., Mr. Nance holds the right to vote for each such entity and has dispositive control over the shares. Mr. Nance disclaims any pecuniary interest in the shares owned by Developtech Resource Corporation and Debouchement, Ltd.

(6)	Includes 302,400 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(7)	Includes 310,400 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(8)	Includes 137,600 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(9)	Includes 92,800 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(10)	Includes 367,588 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(11)	Consists of 212,500 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(12)	Includes 314,288 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(13)	Includes 91,250 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(14)	Consists of 246,250 shares subject to stock options that are exercisable within 60 days of March 31, 2007.

(15)	Includes an aggregate of 3,594,966 shares subject to stock options held by our directors and executive officers as a group that are exercisable within 60 days of March 31, 2007.

EXECUTIVE OFFICERS
     The following sets forth information concerning the persons currently serving as our executive officers, including information as to each executive officer’s age, position and business experience as of the record date.

Name	Age	Position
David G. Nance	55	President and Chief Executive Officer
Max W. Talbott, Ph.D.	58	Senior Vice President, Worldwide Commercial Development
Robert E. Sobol, M.D.	55	Senior Vice President, Medical and Scientific Affairs
James W. Albrecht, Jr.	52	Chief Financial Officer
J. David Enloe, Jr.	43	Senior Vice President, Operations
David L. Parker, Ph.D., J.D.	52	Senior Vice President, Intellectual Property
     David G. Nance has served as a member of our Board and as our President and Chief Executive Officer since our inception in June 1993. From 1992 to 1996, Mr. Nance served as the Managing Partner of Texas Biomedical Development Partners, the investment group that founded Introgen. Mr. Nance received the 2006 Albert Einstein Award for Outstanding Achievement in the Life Sciences for his work in developing new cancer therapies.
     Max W. Talbott, Ph.D. joined Introgen in February 2002 as our Senior Vice President, Worldwide Commercial Development. From 2000 to 2002, Dr. Talbott was Senior Vice President, Worldwide Regulatory Affairs and Pharmacovigilance at DuPont Pharmaceuticals Company and Bristol-Myers Squibb Pharmaceuticals Company, which merged during this period. From 1996 to 2000, he served in various positions with Aventis Pharmaceuticals and Rhône-Poulenc Rorer Pharmaceuticals, most recently as Senior Vice President, Drug Regulatory Affairs and Quality Assurance. Prior to 1996, Dr. Talbott occupied several management positions with Eli Lilly and Company, a major pharmaceuticals company, and he spent five years with the U.S. Food and Drug Administration, first as a Reviewer and then as a Branch Chief and Acting Division Director. He received his Ph.D. in immunology and pharmacology from Rutgers University.
     Robert E. Sobol, M.D. joined Introgen in September 2003 as our Senior Vice President, Medical and Scientific Affairs. He was President and Chief Executive Officer of Magnum Therapeutics Corporation, a biopharmaceutical company that Introgen acquired in October 2004, and previously served as President of Corautus Genetics Inc., a biopharmaceutical company. From 1998 to 2003, Dr. Sobol served as President and Chief Executive Officer of Genstar Therapeutics, a company that developed gene therapy products, which he founded in 1996. Dr. Sobol served as Vice President of IDEC Pharmaceuticals Corporation, a company he co-founded that pioneered monoclonal antibody based treatments for cancer and autoimmune disorders. Dr. Sobol received his M.D. from The Chicago Medical School.
     James W. Albrecht, Jr. joined Introgen in November 1994 as our Vice President, Operations and Administration, and he has served as our Chief Financial Officer since April 1995. From 1993 to 1996, he operated a consulting business providing chief financial officer services to the technology and real estate industries. Mr. Albrecht worked previously at Arthur Andersen LLP as an accountant and he is a Certified Public Accountant. He received his B.B.A. in accounting from The University of Texas at Austin.
     J. David Enloe, Jr. joined Introgen in March 1995. He initially served as our General Business Manager and Vice President, Administration, and has served as our Senior Vice President, Operations since 1999. From 1989 to 1995, he held various positions at Centrilift, a division of Baker Hughes, Inc., an energy services company, including Region General Manager, Southeast Asia, and he worked at Arthur Andersen LLP as an accountant prior to that time. Mr. Enloe is a Certified Public Accountant. He received his B.B.A. in accounting from The University of Texas at Austin.
     David L. Parker, Ph.D., J.D. joined Introgen in March 1999 as our Senior Vice President, Intellectual Property. Since February 2000, Dr. Parker has been a partner with the law firm of Fulbright & Jaworski LLP, and head of the firm’s Intellectual Property and Technology section in its Austin office. From 1992 to January 2000, he was a shareholder of the patent law firm of Arnold White & Durkee, Professional Corporation, where he was an associate and patent agent since 1983. Starting in 1997, Dr. Parker has served as an adjunct professor at The University of Texas School of Law. Dr. Parker received his Ph.D. in molecular pharmacology and molecular biology from Baylor College of

Medicine in 1981, served on the faculty at Baylor College of Medicine from 1981 to 1983, and received his J.D. from The University of Texas School of Law in 1986.
SIGNIFICANT EMPLOYEES
     The following sets forth information concerning persons currently employed by us who make or are expected to make significant contributions to our business, including information as to each person’s age, position and business experience as of the record date:

Name	Age	Position
Peter Clarke, Ph.D.	47	Vice President, Production and Technical Processes
Kerstin B. Menander, M.D., Ph.D.	69	Vice President, Clinical Development
     Peter Clarke, Ph.D. joined Introgen in February 2004 as our Vice President, Production and Technical Processes, after 23 years working in the field of biotechnology in both research and manufacturing. Dr. Clarke has held positions of increasing importance in both start-up and established European and U.S.-based biopharmaceutical companies such as Medeva Pharma and Chiron Vaccines. Most recently, Dr. Clarke worked for Bayer Biological Products, where he was Director of Manufacturing and was closely involved in the North American licensure and launch of a novel immunoglobulin. Dr. Clarke received his BSC in biochemistry from Sheffield University in England. His Ph.D. in microbial physiology and DIC in biochemistry were completed at the Imperial College of Science and Technology in London.
     Kerstin B. Menander, M.D., Ph.D. joined Introgen in November 2002 as our Vice President, Clinical Development. From 1997 to 2002, Dr. Menander held various regulatory and clinical development vice president positions at Cell Pathways, Inc., a pharmaceutical oncology company, most recently as Vice President, International Operations. Prior to 1997, she occupied senior management positions at Curative Technologies, Inc., a biotechnology company concentrating on wound healing, US 3D Development, Inc., a strategic regulatory and clinical development consulting company, and Collagen Corporation, a biotechnology and facial aesthetics technology company. She also spent several years at Syntex, a pharmaceutical products and medical diagnostic systems company, and Abbott, a diversified healthcare products company. She received her M.D. and Ph.D. from the University of Lund in Lund, Sweden.

PROPOSAL I
ELECTION OF DIRECTORS
General
     Our Board is divided into three classes, with the term of office of one class expiring each year. We currently have six directors with two directors in each class. The terms of office of our Class I directors, William H. Cunningham, Ph.D. and S. Malcolm Gillis, Ph.D., will expire at the 2007 Annual Meeting. The terms of office of our Class II directors, Peter Barton Hutt and Charles E. Long, will expire at the 2008 Annual Meeting of Stockholders. The terms of office of our Class III directors, John N. Kapoor, Ph.D. and David G. Nance, will expire at the 2009 Annual Meeting of Stockholders. At the 2007 Annual Meeting, stockholders will elect two Class I directors, each for a term of three years.
Nominees for Election at the 2007 Annual Meeting
     The following sets forth information concerning the nominees for election as directors at the 2007 Annual Meeting, including information as to each nominee’s age and business experience as of the record date.

Name of Nominee	Age	Principal Occupation	Director Since
William H. Cunningham, Ph.D.	63	James L. Bayless Chair for Free Enterprise, McCombs School of Business, The University of Texas at Austin	2000
S. Malcolm Gillis, Ph.D.	66	University Professor, Rice University	2004
     William H. Cunningham, Ph.D., has served as a member of our Board since July 2000. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000, in addition to holding the Lee Hage and Joseph D. Jamail Regents Chair in Higher Education Leadership. He served as President of The University of Texas at Austin, a component institution of The University of Texas System, from 1985 to 1992. He currently holds the James L. Bayless Chair for Free Enterprise at The University of Texas at Austin’s McCombs School of Business. Dr. Cunningham serves on a number of public commissions, private corporate boards and in a number of advisory roles to corporations. Dr. Cunningham serves on the board of directors of John Hancock Funds and John Hancock Funds III. He also serves on the board of directors of Lincoln National Corporation, Southwest Airlines, Inc., LIN Television Corporation and Hayes Lemmerz International, Inc., each of which is a publicly-traded corporation. Dr. Cunningham received his Ph.D. and M.B.A. from Michigan State University. In 1993, he received an Honorary Doctor of Laws Degree and the Distinguished Alumnus Award from Michigan State University. Dr. Cunningham was awarded the Presidential Citation from The University of Texas at Austin in 2005.
     S. Malcolm Gillis, Ph.D., has served as a member of our Board since February 2004. Dr. Gillis served as the President of Rice University from 1993 through June 2004. From 1996 through 2004, he was also the Ervin Kenneth Zingler Professor of Economics at Rice University where he continues to teach. Dr. Gillis has been honored with the designation of University Professor, the highest faculty designation at Rice University. Before entering university leadership, he spent the first 25 years of his professional life teaching economics and applying economic analysis to public policy in almost 20 countries, from the United States and Canada, to Ecuador, Colombia, Ghana and Indonesia. His research and teaching have primarily been in the areas of fiscal economics and environmental policy. Dr. Gillis served as Dean of the Faculty of Arts and Sciences at Duke University from 1991 to 1993, and he served as Dean of the Graduate School and Vice Provost for Academic Affairs at Duke University from 1986 to 1991. He is presently a member of the board of directors of Service Corporation International, Halliburton Company and Electronic Data Systems Corporation, each of which is a publicly-traded corporation, as well as AECOM Technology Corporation, a privately-held engineering and design company. Dr. Gillis also serves on the board of directors and board of trustees of many foundations, educational associations and community organizations. In 2002, he was appointed to the Governor’s Task Force for Texas Economic Growth. Dr. Gillis received his Ph.D. from the University of Illinois. He received his M.A. and B.A. from the University of Florida. In 1992, he was awarded an Honorary Doctor of Laws Degree from Rocky Mountain College.

Incumbent Directors Whose Terms of Office Continue After the Annual Meeting
     The following sets forth information concerning the directors whose terms of office continue after the 2007 Annual Meeting, including information as to each director’s age and business experience as of the record date.

Name	Age	Position/Principal Occupation	Director Since
Peter Barton Hutt(3)	72	Senior Counsel of the law firm Covington & Burling LLP	2004
Charles E. Long(1)(2)(3)	67	Director of Introgen Therapeutics, Inc.; retired	2001
John N. Kapoor, Ph.D.	63	Chairman of the Board of Introgen Therapeutics, Inc.; President of EJ Financial Enterprises, Inc.	1993
David G. Nance	55	President, Chief Executive Officer and Director of Introgen Therapeutics, Inc.	1993

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Corporate Governance Committee
     Peter Barton Hutt has served as a member of our Board since August 2004. Mr. Hutt has been a partner or senior counsel specializing in food and drug law in the Washington, D.C. law firm of Covington & Burling LLP since 1960, except when he served as Chief Counsel for the FDA from 1971 to 1975. He is the co-author of a casebook used to teach food and drug law throughout the country and teaches a full course on this subject each year at Harvard Law School. Mr. Hutt currently serves on the board of directors of Favrille, Inc., a biopharmaceutical company, CV Therapeutics, Inc., a biopharmaceutical company, ISTA Pharmaceuticals, Inc., a specialty pharmaceutical company, XOMA, Ltd., a biopharmaceutical company, and Momenta Pharmaceuticals, Inc., a biotechnology company, all of which are publicly-traded companies. Mr. Hutt also serves on the board of directors of several privately-held biopharmaceutical companies and on several venture capital advisory boards, including Polaris Venture Partners and the Sprout Group. Mr. Hutt is also a former member of the board of directors of IDEC Pharmaceuticals Corporation, a company that pioneered monoclonal antibody-based treatments for cancer and autoimmune disorders. Mr. Hutt received his B.A. in Economics and Political Science from Yale University, an LL.B. from Harvard Law School and an LL.M. in Food and Drug Law from New York University School of Law.
     Charles E. Long has served as a member of our Board since January 2001. Mr. Long is a former vice chairman of Citicorp and its principal subsidiary, Citibank. Mr. Long held various positions during his career with Citicorp, which began in 1972. From 1982 to 1998, he headed Citicorp’s External Affairs Division, which includes the Government Relations Division in Washington, D.C. From 1976 to 1982, he was responsible for managing Citicorp’s international consumer banking business, as well as legal and external affairs for consumer banking worldwide. Mr. Long is a trustee of the Midwest Research Institute. He has served as an officer, director or trustee on a number of corporate, charitable and public boards, including vice chairman of Georgetown University, vice chairman and director of the Woodrow Wilson House Museum and Ford’s Theater in Washington, D.C. Mr. Long is also a director of The Drummond Company. Mr. Long is also a member of the board of directors of Gendux AB, our wholly-owned subsidiary. Mr. Long received his B.B.A. in business from St. John’s University. In 1998, he received an Honorary Doctor of Business Degree from St. John’s University.
     John N. Kapoor, Ph.D., has served as Chairman of our Board since our inception in June 1993. In 1990, Dr. Kapoor founded EJ Financial Enterprises, Inc., a healthcare consulting and investment company, and he is presently its president and sole shareholder. He is also chairman of the board of Akorn, Inc., Option Care, Inc.,and NeoPharm, Inc., each of which is a publicly-traded corporation, and of several privately-held biopharmaceutical companies. Dr. Kapoor received a B.S. degree from Bombay University and a Ph.D. in medicinal chemistry from the State University of New York at Buffalo.
     Please see “Executive Officers” for information with respect to Mr. Nance.
     There are no family relationships among any of our directors or executive officers.

Director Compensation for Fiscal Year Ended December 31, 2006
     The following table shows our cash and share-based compensation for each of our non-employee directors for the year ended December 31, 2006:

		Option Awards ($)		All Other
Name	Stock Awards ($)(2)(4)	(1)(3)(5)(9)		Compensation ($)(4)		Total ($)
William H. Cunningham, Ph.D.	$34,800	$257,892	(6)	$11,600		$304,292
S. Malcolm Gillis, Ph.D.	$34,800	$263,232	(7)	$11,600		$309,632
Peter Barton Hutt	$34,800	$203,759	(8)	$11,600		$250,159
Charles E. Long	$34,800	$229,758	(9)	$11,600		$276,158
John N. Kapoor, Ph.D.	$34,800	$117,224		$186,600	(10)	$338,624

(1)	Share-based compensation is determined pursuant to SFAS No. 123R, assuming none of the option awards will be forfeited. It is computed based upon the portion of the stock or option award vesting during 2006. Some of the awards vesting in 2006 were originally granted in prior years. Some of the awards granted in 2006 have portions that will vest in 2007 and later years. The compensation expense related to the portion of awards that will vest in 2007 and later years and that will be recorded in our financial statements in those future years is not included in the amounts above. See further discussion of our accounting policy regarding share-based compensation expense in Note 2, “Summary of Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 8, 2007.

(2)	The stock awards to our non-employee directors were fully vested on the date of award.

(3)	The option awards to our non-employee directors vest at the rate of 1/12 per month.

(4)	Each non-employee director was awarded 7,500 shares of common stock on May 23, 2006 for his increased time commitment as a member of the Board in 2006 due to additional compliance requirements for financing, regulatory and other corporate matters during that year. A director may not sell the stock until he is no longer a Board member. He is obligated to report the value of the stock award as taxable income in the year of grant. To mitigate the impact of the tax liability associated with this stock award, each director was provided cash compensation in the amount of $11,600. The grant date fair value of stock awards was determined pursuant to SFAS No. 123R. The stock awarded to each non-employee director on May 23, 2006 vested fully on the date of grant. See Note 2, “Summary of Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 8, 2007.

(5)	Each non-employee director was granted an option to purchase 25,000 shares of our common stock for service as a member of the Board. These options were awarded to each non-employee director on May 23, 2006.

(6)	Includes the grants of options to purchase shares of our common stock in the amounts of (a) 6,000 shares for service as a member of the Audit Committee, (b) 6,000 shares for service as a member of the Compensation Committee, (c) 6,000 shares for service as a member of the Nominating and Corporate Governance Committee, (d) 6,000 shares for service as chairman of the Audit Committee and (e) 6,000 shares for service as chairman of the Nominating and Corporate Governance Committee.

(7)	Includes the grants of options to purchase shares of our common stock in the amounts of (a) 6,000 shares for service as a member of the Audit Committee and (b) 6,000 shares for service as the designated “audit committee financial expert” of the Audit Committee.

(8)	Includes the grant of an option to purchase 6,000 shares of our common stock for service as a member of the Nominating and Corporate Governance Committee.

(9)	Includes the grants of options to purchase shares of our common stock in the amounts of (a) 6,000 shares for service as a member of the Audit Committee, (b) 6,000 shares for service as a member of the Compensation Committee, (c) 6,000 shares for service as a member of the Nominating and Corporate Governance Committee and (d) 6,000 shares for service as chairman of the Compensation Committee.

(10)	John N. Kapoor is the sole shareholder of EJ Financial Enterprises, Inc. (“EJ Financial”). We have a consulting agreement with EJ Financial pursuant to which EJ Financial provides services to us for $175,000 per year, which is explained in more detail under the heading “Transactions with Related Persons” below. The $186,600 is the sum of these consulting fees and the $11,600 of cash compensation described in footnote (4) above.
     Non-employee director equity awards outstanding as of December 31, 2006 are listed in the following table:

	Number of
	Securities
	Underlying
	Outstanding Options
Name	(#)	Stock Awards (#)
William H. Cunningham, Ph.D.	302,400	7,500
S. Malcolm Gillis, Ph.D.	137,600	7,500
Peter Barton Hutt	95,600	7,500
Charles E. Long	310,400	7,500
John N. Kapoor	167,200	7,500
     The following table sets forth grants of stock options made during the year ended December 31, 2006 to each non-employee director. These option awards vest at the rate of 1/12 per month. The grant date fair value of these option awards was determined pursuant to FAS No. 123R. We recognize share-based compensation expense related to these awards in our financial statements in the periods in which the awards vest. See Note 2, “Summary of Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 8, 2007.

		Number of
		Securities
		Underlying	Grant Date Fair
		Outstanding Options	Value of Equity
Name	Grant Date	(#)	Award
William H. Cunningham, Ph.D.	5/23/2006	55,000	$181,308
S. Malcolm Gillis, Ph.D.	5/23/2006	37,000	$121,971
Peter Barton Hutt	5/23/2006	31,000	$102,192
Charles E. Long	5/23/2006	49,000	$161,529
John N. Kapoor	5/23/2006	25,000	$82,413
Statement on Corporate Governance
     We have had formal corporate governance standards in place since our inception in 1993. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the Commission and the Nasdaq Global Market’s corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. You can access our committee charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee free of charge on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. We encourage, but do not require, our Board members to attend the annual meeting of stockholders. Last year, five of our six directors attended the annual meeting of stockholders. We have adopted the following standards for director independence in compliance with the Nasdaq Global Market corporate governance listing standards:

•	No director qualifies as “independent” if such person has a relationship, which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship;

•	A director who accepts, or whose immediate family member accepts, more than $60,000 in compensation from us or any of our subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence;

•	A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization in which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Ernst & Young LLP, or was a partner or employee of Ernst & Young LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.
     The Board has determined that William H. Cunningham, Ph.D., Charles E. Long, S. Malcolm Gillis, Ph.D. and Peter Barton Hutt meet the aforementioned independence standards. David G. Nance does not meet the aforementioned independence standards because he is our current President and Chief Executive Officer and is an employee of Introgen. John N. Kapoor, Ph.D. does not meet the aforementioned independence standards because of his relationship with EJ Financial Enterprises, Inc., which is detailed below in “Transactions with Related Persons.” Mr. Hutt is a partner in the law firm Covington and Burling LLP, which has done a small amount of legal work for the Company. Because we have not made payments that exceed 5% of the law firm’s consolidated gross revenues for that year, or $200,000, whichever is more, for at least the last three years, the Board determined that Mr. Hutt met the aforementioned independence standards.
Board Meetings and Committees
     Our Board held a total of five meetings and acted by written consent one time during the calendar year ended December 31, 2006. During such period, the Board had a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Dr. Cunningham, Dr. Gillis and Mr. Nance each attended 100% of the meetings of the Board and of the Board committee(s) on which he serves or served; Mr. Hutt attended 60% of the meetings of the Board and 100% of the meetings of the Board committee on which he serves; Mr. Long attended 100% of the meetings of the Board and 92% of the meetings of the Board committees on which he serves; and Dr. Kapoor attended 80% of the meetings of the Board.
Audit Committee
     The Audit Committee consists of independent directors William H. Cunningham, Ph.D. (Chairman), Charles E. Long and S. Malcolm Gillis, Ph.D. The Audit Committee met six times and acted by written consent one time during the calendar year ended December 31, 2006. The Board believes that each member of the Audit Committee is an

“independent director” as such term is defined pursuant to Rule 4200 of the Nasdaq Marketplace Rules and Rule 10A-3 of the Exchange Act. The Board has determined that S. Malcolm Gillis, Ph.D., is an “audit committee financial expert,” as defined by Commission guidelines. The Audit Committee is governed by a charter, which can be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. The Audit Committee monitors our system of internal controls, provides our Board with the results of its examinations and recommendations derived therefrom, outlines to the Board improvements made, or to be made, in internal accounting controls, monitors the qualifications and independence of our independent registered public accounting firm, pre-approves non-audit services of our independent registered public accounting firm, oversees our compliance with legal and regulatory requirements and provides to our Board such additional information and materials as it may deem necessary to make our Board aware of significant financial matters that require their attention. In discharging its duties, the Audit Committee is expected to:
•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of our independent registered public accounting firm to perform audit and non-audit services and the related fees;

•	meet independently with our internal auditing staff, independent registered public accounting firm and senior management;

•	review the integrity of our financial reporting process;

•	review our financial statements and disclosures in Commission filings;

•	monitor compliance with our corporate codes of ethics; and

•	review disclosures from our independent registered public accounting firm regarding Independence Standards Board Standard No. 1.
Compensation Committee
     The Compensation Committee, which currently consists of independent directors William H. Cunningham, Ph.D. and Charles E. Long (Chairman), met three times and acted by written consent three times during the calendar year ended December 31, 2006. The Board believes that each member of the Compensation Committee meets the director independence requirements set forth in the Nasdaq Marketplace Rules. The First Amended and Restated Compensation Committee Charter is attached hereto as Exhibit A and can be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations.
     The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. The Compensation Committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to our officers, employees and consultants; grants options to purchase common stock and restricted stock to our officers, employees and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board. The Compensation Committee generally sets the initial compensation of each executive. The Compensation Committee annually reviews and in some cases adjusts compensation for executives. The Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the other executive officers.
     The Compensation Committee has the sole authority to set compensation of the Chief Executive Officer. In 2006, the Compensation Committee consulted an independent compensation consultant, Lyons, Benenson & Company, to advise the Committee regarding compensation of the Chief Executive Officer. The consultant provided compensation information for chief executive officers in a peer group of companies in the United States, which is discussed in more detail under the heading “Executive Compensation — The Role of the Compensation Committee.”
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee consists of independent directors William H. Cunningham, Ph.D. (Chairman), Peter Barton Hutt and Charles E. Long. The Nominating and Corporate Governance Committee met three times during the calendar year ended December 31, 2006. The Board believes that each member of the Nominating and Corporate Governance Committee meets the director independence requirements set forth in the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee is governed by a charter, which can be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations.
     The Nominating and Corporate Governance Committee proposes a slate of directors for election by our stockholders at each annual meeting and nominates candidates for appointment by the Board to fill any vacancies on the Board. The Nominating and Corporate Governance Committee is also responsible for advising the Board as to the appropriate Board size, composition and committee structure and developing and reviewing applicable corporate governance principles.
     The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders provided that the recommendations are made in accordance with the procedures described in Article II, Section 2.5 of our Bylaws and in this Proxy Statement under “Information Concerning Solicitation and Voting.” To be considered timely, such stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices as set forth below not less than one hundred twenty (120) calendar days in advance of the first anniversary date of mailing of our Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary of Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, and must include the candidate’s name, biographical data and qualifications. It is our policy that stockholder nominees nominated in compliance with these procedures will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.
     The Nominating and Corporate Governance Committee identifies director nominees through a combination of referrals, including by management, existing Board members and stockholders, third party search firms and direct solicitations, where warranted. The Nominating and Corporate Governance Committee may request references and additional information from the candidate prior to reaching a conclusion. The Nominating and Corporate Governance Committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so.
     To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria: (i) the highest personal and professional integrity; (ii) a record of exceptional ability and judgment; (iii) the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Board committee meetings; (iv) the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders; and (v) freedom from any personal or professional relationships that would adversely affect his or her ability to serve the best interests of Introgen and our stockholders.
     The Nominating and Corporate Governance Committee also takes into account that the Board as a whole shall have competency in the following areas: business judgment, industry knowledge, accounting and finance, leadership, corporate governance, business strategy, management and crisis management.

Executive Committee
     The Executive Committee currently consists of directors David G. Nance and John N. Kapoor, Ph.D. (Chairman). The Executive Committee held no meetings during the calendar year ended December 31, 2006. The Executive Committee acts on behalf of our Board to the extent permitted under Delaware law.
Stockholders’ Communications Process
     Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group or any individual member of the Board may send correspondence to Mr. Rodney Varner, Corporate Secretary of Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701. The Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any company that has an executive officer serving as a member of our compensation committee.
Board of Directors Recommendation
     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF BOTH NOMINEES NAMED ABOVE TO THE BOARD.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board has appointed, subject to ratification by our stockholders, Ernst & Young LLP, as independent registered public accounting firm, to audit our books, records and accounts for the current fiscal year ending December 31, 2007. Ernst & Young has audited our financial statements beginning with the year ended December 31, 2002.
Fees Paid to Ernst & Young LLP
     The following table sets forth the costs incurred by the Company for services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2006 and December 31, 2005.

	Year Ended
	December 31,
Fee Category	2005	2006
Audit Fees	$189,500	$206,487
Audit-Related Fees	4,000	3,500
Tax Fees	4,500	5,400
All Other Fees	—
Total Fees	$198,000	$215,387
     Audit Fees. Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and includes accounting services in connection with securities offerings.
     Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
     Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, divestitures and international tax planning.
     All Other Fees. We did not engage Ernst & Young LLP to perform services not covered by the preceding three categories.
     We do not expect a representative of Ernst & Young LLP to be present, make a statement or be available to respond to questions of the stockholders at the Annual Meeting.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any such pre-approval to the Audit Committee at the next scheduled meeting.
Board of Directors Recommendation
     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. In the event of a negative vote on such ratification, the Board will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the Company’s underlying policies, objectives and decisions as they relate to executive compensation and provides further clarification to the tables that follow.
Objectives of Our Executive Compensation Program
     The compensation committee of our Board (the “Compensation Committee”) administers our executive compensation program. The Compensation Committee is composed entirely of independent directors.
     The general philosophy of our executive compensation program is to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance as measured against established goals. In addition, the Company strives to provide compensation that is competitive with other biopharmaceutical and biotechnology companies and that will allow us to attract, motivate and retain qualified executives with superior talent and abilities.
     Our executive compensation is designed to reward achievement of the Company’s corporate goals. In 2006, Introgen’s corporate goals included, but were not limited to: (i) the achievement of regulatory advances; (ii) furtherance of the Company’s clinical trial activities; (iii) maintaining and advancing intellectual property protection of our products; (iv) advancing the Company’s research and development programs; (v) obtaining additional financing as needed; and (vi) realizing financial goals. This focus allows us to reward our executives for their roles in creating value for our stockholders.
The Role of the Compensation Committee
     The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. The Compensation Committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to Introgen’s officers, employees and consultants; grants options to purchase common stock and restricted stock to Introgen’s officers, employees and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board.
     The Compensation Committee generally sets the initial compensation of each executive. The Compensation Committee annually reviews and in some cases adjusts compensation for executives. Although, the Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the other executive officers, the Compensation Committee has full authority over all compensation matters relating to executive officers.
     The Compensation Committee has the sole authority to set compensation of the Chief Executive Officer. The Compensation Committee evaluates the Chief Executive Officer’s performance in light of the Company’s goals and objectives, and sets his compensation, including grants of stock options or other equity-based compensation, based on this evaluation. In 2006, as in prior years, the Compensation Committee retained an independent compensation consultant to provide compensation information for chief executive officers in a peer group of companies in the United States. The Compensation Committee used this peer group information to help ensure that the compensation awarded by the Company to the Chief Executive Officer is competitive with that of other similar companies. This peer group consists of the following 17 biopharmaceutical companies in a range of sizes, stages of development and geographic locations:

Avanir Pharmaceuticals	AVANT Immunotherapeutics, Inc.
Cell Genesys, Inc.	Dov Pharmaceuticals, Inc.
Emisphere Technologies, Inc.	Geron Corporation

Hollis-Eden Pharmaceuticals, Inc.	Lexicon Genetics Inc.
Nastech Pharmaceutical Company Inc.	Onyx Pharmaceuticals, Inc.
Palatin Technologies, Inc.	Praecis Pharmaceuticals Incorporated
SciClone Pharmaceuticals, Inc.	Sirna Therapeutics, Inc.
Tanox, Inc.	Vical Incorporated
XOMA Ltd.
     The Compensation Committee believes that our Chief Executive Officer’s compensation, as structured, is within the market range of our peer group and is an accurate reflection of his performance in 2006.
Elements of Executive Compensation
     Although the Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, it strives to maintain a strong link between executive incentives and the creation of stockholder value. Therefore, the Company emphasizes incentive compensation in the form of stock options and/or restricted stock, rather than base salary.
     Executive compensation consists of the following elements:
     Base Salary. Base salaries for our executives are generally established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and recognizing cost of living considerations. Prior to making its recommendations and determinations, the Compensation Committee reviews:
•	each executive’s historical pay levels;

•	past performance; and

•	expected future contributions.
The Compensation Committee does not use any particular indices or formulae to arrive at each executive’s recommended pay level.
     Equity Awards. We also use long-term incentives in the form of stock options and/or restricted stock. Employees and executive officers generally receive stock option grants at the commencement of employment and periodically receive additional stock option grants, typically on an annual basis. In certain cases, compensation has been provided using grants of restricted stock. We believe that stock options are instrumental in aligning the long-term interests of the Company’s employees and executive officers with those of the stockholders because such individuals realize gains only if the stock price increases. Stock options also help to balance the overall executive compensation program, with base salary providing short-term compensation and stock options rewarding executives for long-term increases in stockholder value.
     Options are generally granted through our 2000 Stock Option Plan, which authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. The Compensation Committee reviews and approves stock option awards to executive officers in amounts that are based upon a review and assessment of:
•	competitive compensation data;

•	individual performance;

•	each executive’s existing long-term incentives; and

•	retention considerations.

Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as the Chief Executive Officer. In 2006, each named executive officer was awarded stock options in the amounts indicated in the section entitled Grants of Plan-Based Awards. Stock options are granted with an exercise price equal to the fair market value of our common stock on the day of grant and typically vest ratably over a four-year period. In some cases, our stock options vest sooner, as in the case of our Chief Executive Officer whose stock option grants in 2006 vested immediately. The Compensation Committee believes that the value of this fully vested option, valued using the Black-Scholes method of valuing the options, was integral to creating an appropriate compensation package for our Chief Executive Officer. Options generally expire ten years after the grant date.
     Our 2000 Stock Option Plan also provides for the grant of rights to acquire shares of the Company’s common stock. Additional compliance requirements for financing, regulatory and other corporate matters in 2006 required an increased time commitment from our Board members. Therefore, we granted an additional 7,500 shares of restricted stock to each non-employee director in 2006, in addition to our annual stock option grants to non-employee directors, as additional compensation for these added duties. Because each director is obligated to report the value of the stock grant as taxable income in the year of the grant, but is currently unable to sell the stock due to Company-imposed trading restrictions, each non-employee director was paid $11,600 to mitigate the impact of the income tax liability associated with the restricted stock grant.
     Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including paying premiums for term life insurance on behalf of each executive officer.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board is composed of two independent directors as defined under the Marketplace Rules of The Nasdaq Global Market (“Nasdaq”). The Compensation Committee operates under a written charter adopted by the Board, which is available on Introgen’s website at www.introgen.com. The members of the Compensation Committee are Charles E. Long (Chairman) and William H. Cunningham, Ph.D. We believe that each member of the Compensation Committee meets the director independence requirements set forth in the applicable Securities and Exchange Commission (“Commission”) rules and Nasdaq Marketplace Rules.
     The Compensation Committee administers Introgen’s 1995 Stock Plan, 2000 Stock Option Plan and 2000 Employee Stock Purchase Plan; reviews compensation components to be provided to Introgen’s officers, employees and consultants; grants options to purchase common stock and restricted stock to Introgen’s officers, employees and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board. The Compensation Committee believes it has fulfilled its responsibilities under its charter for the fiscal year ended December 31, 2006.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) for the fiscal year ended December 31, 2006 with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in Introgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and included in this Proxy Statement.
Respectfully submitted,
COMPENSATION COMMITTEE
William H. Cunningham, Ph.D.
Charles E. Long
THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

Summary Compensation Table
     The following table shows our cash and share-based compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “Named Executive Officers”):

				All Other
			Option Awards ($)	Compensation ($)
Name and Principal Position	Year	Salary ($)	(1)	(2)	Total ($)
David G. Nance, President and Chief Executive Officer	2006	$594,944	$2,117,355	$162	$2,712,461
Max W. Talbott, Ph.D., Senior Vice President, Worldwide Commercial Development	2006	$361,667	$492,807	$162	$854,636
Robert E. Sobol, M.D., Senior Vice President, Medical and Scientific Affairs	2006	$352,046	$264,195	$162	$616,403
J. David Enloe, Jr., Senior Vice President, Operations	2006	$245,229	$388,358	$162	$633,749
James W. Albrecht, Jr., Chief Financial Officer	2006	$243,104	$303,744	$162	$547,010
     The Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation and it does not utilize any particular indices or formulae to arrive at each executive’s recommended pay level. The Compensation Committee seeks to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders, while staying in the market range of our peer group.

(1)	Share-based compensation is determined pursuant to SFAS No. 123R assuming none of the option awards will be forfeited. It is computed based upon the portion of the stock or option award vesting during 2006. Some of the awards vesting in 2006 were originally granted in prior years. Some of the awards granted in 2006 have portions that will vest in 2007 and later years. The compensation expense related to the portion of awards that will vest in 2007 and later years and that will be recorded in our financial statements in those future years is not included in the amounts above. See further discussion of our accounting policy regarding share-based compensation expense in Note 2, “Summary of Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 8, 2007.

(2)	Includes $162 for each of the Named Executive Officers for the full dollar value of premiums paid by the Company for term life insurance on behalf of each of the Named Executive Officers for 2006.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2006
     The following table sets forth grants of stock options made during the year ended December 31, 2006 to each Named Executive Officer. The exercise price of these stock options is the closing market price quoted by NASDAQ on the date the options were granted. The options are subject to accelerated vesting in certain circumstances as detailed in the discussion under the heading “Potential Payments Upon Termination or Change-in-Control” below.
     The grant date fair value of these option awards was determined pursuant to FAS No. 123R. We recognize share-based compensation expense related to these awards in our financial statements in the periods in which the awards vest. See Note 2, “Summary of Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 8, 2007.

		All Other Option
		Awards: Number of	Exercise or Base	Grant Date Fair
		Securities	Price of Option	Value of Option
Name	Grant Date	Underlying Options	Awards ($/Share)	Awards
David G. Nance (1)	1/17/2006	250,000	$5.45	$981,950
	11/28/2006	260,000	$4.51	$747,864
Max W. Talbott, Ph.D. (2)	5/23/2006	95,000	$4.64	$338,903
Robert E. Sobol, M.D. (2)	5/23/2006	80,000	$4.64	$285,392
J. David Enloe, Jr. (2)	5/23/2006	90,000	$4.64	$321,066
James W. Albrecht, Jr. (2)	5/23/2006	80,000	$4.64	$285,392

(1)	The options vested fully on the date of grant.

(2)	The options vest in four equal annual installments commencing on May 23, 2007.
Outstanding Equity Awards at Fiscal 2006 Year-End
     The following table sets forth, for each of the Named Executive Officers, the number and exercise price of unexercised options outstanding as of the end of fiscal year 2006:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date
David G. Nance	136,000	—	$0.519	8/31/2008
	38,400	—	$0.519	9/2/2008
	27,840	—	$1.25	2/13/2010
	50,000	—	$2.00	2/14/2011
	50,000	—	$5.00	3/8/2011
	50,000	—	$4.55	7/31/2011
	10,000	—	$4.71	10/24/2011
	9,600	—	$3.75	12/4/2011
	45,000	—	$4.64	3/5/2012
	9,600	—	$4.63	4/30/2012
	60,000	—	$2.30	7/31/2012

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date
	100,000	—	$5.00	6/22/2013
(1)	52,500	17,500	$5.00	6/22/2013
(2)	47,500	47,500	$5.32	6/8/2014
	125,000	—	$6.30	11/4/2014
(3)	31,250	93,750	$6.67	6/9/2015
	250,000	—	$5.45	1/16/2016
	260,000	—	$4.51	11/27/2016
Max W. Talbott, Ph.D.	100,000	—	$4.02	2/5/2012
(4)	—	150,000	$4.02	2/5/2012
(1)	37,500	12,500	$5.00	6/22/2013
(5)	25,000	25,000	$8.48	12/31/2013
(6)	25,000	25,000	$5.32	6/8/2014
(7)	22,500	67,500	$6.67	6/9/2015
(8)	—	95,000	$4.64	5/22/2016
Robert E. Sobol, M.D. (9)	30,000	10,000	$7.50	9/7/2013
(6)	25,000	25,000	$5.32	6/8/2014
(10)	16,250	48,750	$6.67	6/9/2015
(11)	—	80,000	$4.64	5/22/2016
J. David Enloe, Jr.	19,200	—	$0.519	8/31/2008
	64,000	—	$0.519	6/30/2009
	19,200	—	$1.25	2/13/2010
	40,000	—	$5.00	3/8/2011
	35,000	—	$4.64	3/5/2012
(1)	30,000	10,000	$5.00	6/22/2013
(12)	20,000	20,000	$8.48	12/31/2013
(13)	32,500	32,500	$5.32	6/8/2014
(7)	22,500	67,500	$6.67	6/9/2015
(14)	—	90,000	$4.64	5/22/2016
James W. Albrecht, Jr.	57,600	—	$0.453	7/31/2007
	105,600	—	$0.519	8/31/2008
	21,888	—	$1.25	2/13/2010
	40,000	—	$5.00	3/8/2011
	35,000	—	$4.64	3/5/2012
(1)	30,000	10,000	$5.00	6/22/2013
(15)	37,500	37,500	$5.32	6/8/2014
(16)	20,000	60,000	$6.67	6/9/2015
(11)	—	80,000	$4.64	5/22/2016

(1)	These unexercisable securities will vest on June 23, 2007.

(2)	These unexercisable securities will vest at the rate of 23,750 shares on each of June 9, 2007 and 2008.

(3)	These unexercisable securities will vest at the rate of 31,250 shares on each of June 10, 2007, 2008 and 2009.

(4)	These unexercisable securities vest on the earlier of (a) the date on which Introgen receives an unqualified, written approval from the Federal Drug Administration for the package insert and label for INGN201 that will allow the product candidate to be marketed in the United States for the treatment of cancer and (b) February 6, 2008.

(5)	These unexercisable securities will vest at the rate of 12,500 shares on each of January 1, 2007 and 2008.

(6)	These unexercisable securities will vest at the rate of 12,500 shares on each of June 9, 2007 and 2008.

(7)	These unexercisable securities will vest at the rate of 22,500 shares on each of June 10, 2007, 2008 and 2009.

(8)	These unexercisable securities will vest at the rate of 23,750 shares on each of May 23, 2007, 2008, 2009 and 2010.

(9)	These unexercisable securities will vest on September 8, 2007.

(10)	These unexercisable securities will vest at the rate of 16,250 shares on each of June 10, 2007, 2008 and 2009.

(11)	These unexercisable securities will vest at the rate of 20,000 shares on each of May 23, 2007, 2008, 2009 and 2010.

(12)	These unexercisable securities will vest at the rate of 10,000 shares on each of January 1, 2007 and 2008.

(13)	These unexercisable securities will vest at the rate of 16,250 shares on each of June 9, 2007 and 2008.

(14)	These unexercisable securities will vest at the rate of 22,500 shares on each of May 23, 2007, 2008, 2009 and 2010.

(15)	These unexercisable securities will vest at the rate of 18,750 shares on each of June 9, 2007 and 2008.

(16)	These unexercisable securities will vest at the rate of 20,000 shares on each of June 10, 2007, 2008 and 2009.
Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2006
     The following table sets forth, for each of the Named Executive Officers, the number of shares acquired and the value realized on options exercised during the fiscal year ended December 31, 2006. The value realized on exercise set forth in this table is the intrinsic value of the options, which is the number of shares exercised times the difference between the quoted closing price of our common stock on the date of exercise and the exercise price. This amount may differ from the compensation expense we recorded in our financial statements for these options in accordance with SFAS No. 123R.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David G. Nance	—	—
Max W. Talbott, Ph.D.	—	—
Robert E. Sobol, M.D.	—	—
J. David Enloe, Jr.	—	—
James W. Albrecht, Jr.	19,200	$99,436.80

Potential Payments Upon Termination or Change-In-Control
     We have an employment agreement with David G. Nance, entered into on August 1, 2003, under which Mr. Nance serves as our President and Chief Executive Officer. The employment agreement with Mr. Nance continues through July 31, 2007, and thereafter renews automatically for one-year terms until either party gives timely written notice of non-renewal. Mr. Nance’s base salary under the employment agreement is $593,250 per annum effective August 1, 2006. His compensation under the employment agreement is subject to review annually. In the event of Mr. Nance’s termination by the Company other than for cause, the Company must continue to pay Mr. Nance compensation otherwise payable to him under the employment agreement for the remainder of the then current term, and he will no longer be subject to his non-competition and nondisclosure agreements. Assuming Mr. Nance’s employment was terminated by the Company other than for cause on December 31, 2006, he would have received payments for the remainder of his term of an amount not to exceed $346,063 in salary, and he would receive benefit continuation in the form of health insurance coverage and vacation accrual until the end of his term with a value of approximately $121,269. All vested options may be exercised within three months of the date when Mr. Nance or any other employee, director or consultant ceases to be engaged by the Company.
     All of the options granted under our 1995 Stock Plan and the 2000 Stock Option Plan shall immediately vest and become exercisable upon our merger with or into another corporation, entity or person, or the sale of all or substantially all our assets to another corporation, entity or person, unless such options are assumed or an equivalent option or right is substituted by the successor corporation or a parent or subsidiary of the successor corporation. In addition, all of the options granted under our 2000 Stock Option Plan shall immediately vest and become exercisable in the event of (i) the merger or reorganization of Introgen with or into another corporation, entity, or person, (ii) the sale of all or substantially all of our assets to another corporation, entity, or person, or (iii) any change in ownership of our voting stock resulting in ownership of more than 50% of our voting stock by one or more persons acting in concert who did not prior to the date of grant own more than 50% of our voting stock. The table below reflects the total value of our Named Executive Officers’ shares that are vested or will vest on an accelerated basis on December 31, 2006 assuming a change of control and accelerated vesting took place on December 31, 2006. The value of vested options in the table below is the intrinsic value of the options, which is the number of shares that are vested or will vest on an accelerated basis at December 31, 2006 as a result of the change of control times the difference between the quoted closing price of our common stock on that date and the exercise price of each option. If the exercise price of an option is above the quoted closing price of our common stock, it has a zero value for this purpose. This amount may differ from the compensation expense we would record in our financial statements for these options in the event of immediate vesting in accordance with SFAS No. 123R.

Total Value of Options that Are Vested or Will Vest on an
Accelerated Basis on 12/31/2006 if Change
Name of Executive Officer	of Control Occurred on 12/31/2006
David G. Nance	$1,016,826
Max W. Talbott, Ph.D.	$95,000
Robert E. Sobol, M.D.	$0
J. David Enloe, Jr.	$383,400
James W. Albrecht, Jr.	$706,147
Transactions with Related Persons
     The Audit Committee has authority under its written charter to review all potential related party transactions, which would include any transaction exceeding certain minimum dollar thresholds between the Company or its affiliates and an executive officer, director, or 5% shareholder or any of their family members. The Audit Committee’s primary goal when making its approval determination is to decide whether the transaction will provide significant benefit to the Company and ultimately translate into increased stockholder value. Transactions are approved on a case-by-case basis.
     John N. Kapoor, Ph.D., the Chairman of our Board, is the sole shareholder of EJ Financial Enterprises, Inc. (“EJ Financial”). We have a consulting agreement with EJ Financial pursuant to which EJ Financial provides services to us for $175,000 per year. Pursuant to the agreement, EJ Financial assists us with business development, license negotiations, market analysis and general corporate development. This agreement is automatically renewable each July 1 for one-year terms, unless either party gives 30 days advance notice of termination.
     David Parker, Ph.D., J.D., our Senior Vice President, Intellectual Property, is a partner in the law firm Fulbright & Jaworski LLP, which provides legal services to us as our primary outside counsel for intellectual property matters.
     In October 2004, we acquired all of the outstanding capital stock of Magnum Therapeutics Corporation (“Magnum”), a company for which Dr. Robert Sobol, our Senior Vice President, Medical and Scientific Affairs, was the sole stockholder. We paid approximately $1.75 million for the Magnum stock by (1) issuing approximately 252,000 shares of our common stock valued at approximately $1.48 million at the acquisition date and (2) assuming liabilities of approximately $272,000. The shares were issued to Dr. Sobol, as the sole stockholder of Magnum, pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”). Magnum’s primary asset is the right to receive funding under a grant from the National Institutes of Health. During the year ended December 31, 2006, we earned $163,000 of revenue under this grant, which completed the funding available to us under this grant. In the event certain of Magnum’s technologies result in commercial products, we may be obligated to pay royalties related to the sales of those products to certain third parties. Our Audit Committee reviewed and approved the acquisition of Magnum.
     Subsequent to December 31, 2006, we became an owner of 49% of the outstanding stock of Introgen Research Institute (“IRI”). The other 51% of IRI is owned by our corporate Secretary, who is also an Introgen shareholder. We transferred to IRI an NIH grant originally awarded to us. IRI will be responsible for the remaining research contemplated by that grant and will receive future funding, if any, from the NIH under that grant. We have contractual relationships with IRI under which we may perform research and development services for them in the future.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board is composed of three independent directors as defined under the Marketplace Rules of The Nasdaq Global Market (“Nasdaq”). The Audit Committee operates under a written charter adopted by the Board, as amended in 2005, available on Introgen’s website at www.introgen.com. The members of the Audit Committee are William H. Cunningham, Ph.D. (Chairman), Charles E. Long and S. Malcolm Gillis, Ph.D. In accordance with Section 407 of the Sarbanes-Oxley Act, Introgen identified Dr. Gillis as the “audit committee financial expert.” We believe that each member of the Audit Committee meets the director independence requirements set forth in the applicable Securities and Exchange Commission (“Commission”) rules and Nasdaq Marketplace Rules. The Audit Committee believes it has fulfilled its responsibilities under its charter for the fiscal year ended December 31, 2006.
     Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting. Introgen’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and the independent registered public accounting firm that performed such audit, Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.
     Based upon the Audit Committee’s review and discussions referred to in the immediately preceding paragraph, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Introgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 8, 2007. Each of the services rendered by Ernst & Young LLP was pre-approved by the Audit Committee.
Respectfully submitted,
AUDIT COMMITTEE
William H. Cunningham, Ph.D.
Charles E. Long
S. Malcolm Gillis, Ph.D.
THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.
CODE OF ETHICS
     On February 18, 2004, the Company adopted a Corporate Code of Ethics for All Employees and Directors, and a Corporate Code of Ethics for Financial Officers, which specifically applies to the Company’s Chief Executive Officer, Chief Financial Officer and persons performing similar functions. A copy of each of the codes of ethics is available on our website at www.introgen.com.
     We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver.
OTHER MATTERS
     The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy Card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,
/s/ RODNEY VARNER
Rodney Varner
Secretary

Introgen Therapeutics, Inc.
Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 30, 2007.

Vote by Internet
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the election of two (2) Class I directors, each to serve a term of three (3) years.

1.	Nominees:	For	Withhold		For	Withhold
	01 — William H. Cunnigham, Ph.D.	☐	☐	02 — S. Malcolm Gillis, Ph.D.	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2007.	☐	☐	☐

To transact such other business as may properly come before the Annual Meeting including any motion to adjourn to a later date to permit further solicitation of proxies if necessary or before any adjournment thereof.

C	Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
               /          /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

INTROGEN THERAPEUTICS, INC.
2007 Annual Meeting of Stockholders
9 a.m. (CDT), Wednesday, May 30, 2007
The Briar Club, 2603 Timmons Lane
Houston, Texas 77027
Please present this admission ticket to gain admittance
to the meeting. This ticket admits only the stockholder
listed on the reverse side and his or her family
members and is not transferable.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH
AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Introgen Therapeutics, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 30, 2007
The undersigned hereby constitutes and appoints David G. Nance and James W. Albrecht, Jr., and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock of Introgen Therapeutics, Inc. (the “Company”) held of record by the undersigned as of the close of business on Monday, April 2, 2007 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027, at 9:00 a.m., local time, on Wednesday, May 30, 2007, and at any adjournments or postponements thereof.
When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” the election of the two nominees of the Board of Directors listed in Proposal 1, and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2007 listed in Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company’s 2006 Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
The shares represented by this Proxy Card will be voted as specified on the reverse side, but if no specification is made they will be voted FOR Proposals 1 and 2 and at the discretion of the Proxies on any other matter that may properly come before the meeting.
Please vote and sign on the other side and return promptly in the enclosed envelope (which requires no postage if mailed within the United States).